Exhibit 99.1

AspenBio AppyScore™ Update

January 2011

Dear Aspen Shareholders,

As we move into the New Year I wanted to take the opportunity to update you on recent progress and share our planned milestones for 2011. The focus of this update is on Aspen’s appendicitis test, AppyScore™.  We have established milestones for the continued development AppyScore, and have incorporated changes based on our analysis of our experience in 2010 and our assessment of the opportunities going forward.

Ongoing advances in molecular biology and proteomics have created opportunities in human diagnostics.  At Aspen, we are working to leverage these technologies to develop a new tool to aid emergency department physicians in evaluating patients suspected of having acute appendicitis.  We believe AppyScore, if successfully launched, will result in more effective patient management through the use of the test’s negative predictive value to help determine those patients at low risk for the disease, reducing the need for expensive, high radiation CT scans.

  2010 Key Developments and Activities

●       We completed a major pivotal trial with the ELISA based AppyScore™ assay that involved thirteen tertiary care hospitals across the U.S.  After analyzing the results, we learned that assay performance was negatively impacted by the handling and transportation of specimens to a central reference lab.  Therefore, we decided not to submit the results of that trial to the FDA.

●        We focused significant attention on the development of our cassette and reader-based AppyScore system, the product we envision for commercialization of the test.  The system has been substantially completed and we have ordered initial production batch runs of the instrument.  We believe this system will help to reduce operator variability and meet the turnaround time needs of hospital emergency departments in the evaluation of patients in ruling out appendicitis.  Initial versions of this cassette-based system have recently been placed in hospitals for field evaluations and customer feedback on the product and workflow.  We are pleased with the feedback received to date.

●       Organizationally we have added experience and depth to our team.  Dr. Michael Wandell, with a successful 30-year track record in the IVD industry, joined Aspen as a consultant to lead our clinical and regulatory efforts for AppyScore.  Erik Miller has come on board to lead our commercial and marketing efforts for AppyScore.  Erik has a very successful track record with medical device industry leaders such as Alere (formerly – Biosite) and Luminex.

  2011 AppyScore Activities

We intend to conduct a pivotal clinical trial beginning in 2011 for purposes of seeking FDA clearance for AppyScore.  The clinical trial will be conducted using the cassette-based system, rather than the ELISA based assay used in our prior clinical trials.  To achieve this goal:

●       We plan shortly to commence collection of a significant number of specimens from hospitals to use in the final quality assurance and performance testing activities of our cassette based system to verify performance is within specifications.

●       We will seek guidance from the FDA as we finalize our pivotal clinical trial protocol for the AppyScore cassette-based system.  This is expected to culminate with a formal IDE meeting with the FDA prior to initiation of the planned pivotal trial.

•  Assuming success with the foregoing, we anticipate starting our pivotal clinical trial in mid 2011.  It is anticipated that the patient sample collection, testing and data analysis of the trial will take up to nine months to complete.

•  Assuming a successful completion of the pivotal trial we would plan to prepare and submit a 510 (k) for AppyScore to the FDA for U.S. market approval.

•  We are also currently reviewing the market opportunity and resources required for a potential European launch of AppyScore.

   Future Development Activities

We continue with development activities for expanding the AppyScore product’s capabilities.  We have made advances in identifying possible additional beneficial biomarkers for a next generation assay.  We are working both internally and with partners to evaluate this important goal.  Such biomarker expansion work may result in significant changes to the AppyScore instrument platform and / or strategic partnering or other endeavors to expand the product’s future technological capabilities.

   Cash Needs and Financing

We completed the year with approximately $12 million in cash.   Since the completion of the clinical trial in mid-2010, we have reduced average monthly cash spending to approximately $700,000.  While we expect our cash burn will increase with the activities I have described, we anticipate having sufficient cash to fund the company until late 2011.  We do anticipate the need to raise capital for our development programs in 2011.

Challenges

In late 2010, the Company and certain of its current and former directors and officers were named as defendants in U.S. District Court in complaints filed by individual plaintiffs and a similar action filed as a class action.  The defendants are evaluating the complaints, believe that the allegations in the complaints are without merit and intend to vigorously defend against these claims.  The Company recently filed motions to dismiss all or portions of the initial complaint in the first action, and a separate motion to move the case to the United States District Court in Colorado.  As with any such litigation there can be no assurance of the outcome.  Additionally, defending these actions may take significant management time and resources.

   Summary

While 2010 was a challenging year for AspenBio, we believe there remains significant potential as we look forward to 2011.  We are pursuing very attractive markets where a significant need exists for our products.  We have intellectual property which we believe will enhance our position long term.  Having said that, there continue to be significant development, regulatory and market risks to overcome, given the development stage of our products.  However, we have learned from prior disappointments and have become stronger and more focused in our development efforts.  Finally, we have what I believe to be the team in place to execute our plans and achieve our goals for the company and its shareholders.

I thank all of you for your support of AspenBio.  I look forward to additional communications with you in 2011.

Sincerely,

Steve Lundy, President and CEO